Exhibit 3.1
The second sentence of Section 2 of Article III of the Bylaws of Enova Systems, Inc. was amended on November 10, 2009 to read in its entirety as follows:
“The exact number of authorized directors shall be fixed from time to time, within such range, by resolution of the Board of Directors or by the shareholders.”